EXHIBIT 99

The Energy Forum

LINCOLNWAY ENERGY
NEVADA, IOWA

Volume VII, Issue 1

Fall 2010

INSIDE THIS EDITION

MEMBER MEETING

A special meeting for Lincolnway Energy Members is scheduled for November 9, 2010 at 6:30 p.m.

It will be held at the Holiday Inn Ames Conference Center (2609 University Blvd, Ames).

Lincolnway Energy, LLC
59511 W. Lincoln Highway
Nevada, Iowa 50201
Office: 515-232-1010
Fax: 515-663-9335
www.lincolnwayenergy.com

IT'S ALL ABOUT PROGRESS

by Rick Brehm, CEO/President

The last three months have brought about a lot of progress here at Lincolnway Energy. Last spring when we held the Lincolnway Energy Annual Meeting we announced a number of good things that were going to happen during the upcoming months, but at that time many of the projects were a few months away from starting. With the state of the economy at the time, it was possible that a project would be cancelled or postponed. Now it's time to update you on those projects.

On April 12, 2010, Lincolnway Energy entered into a settlement with the Iowa Attorney General's Office for the alleged violations of the NPDES Water Discharge Permit and the Air Quality Permit. Lincolnway Energy feels that the penalty and conditions of the settlement were fair and will allow Lincolnway to operate in a safe and efficient manner. We are glad to have completed work on this issue and look forward to being in full compliance with all regulations.

Lincolnway Energy's most important project concerns our goal to receive a draft of the 250 Ton Air Quality Permit. The draft permit, in conjunction with a permit variance, was issued to Lincolnway Energy on August 5, 2010. This combination of permit variance and draft permit now allows Lincolnway Energy to operate in compliance with its air quality permit. The permit variance now allows Lincolnway Energy to produce up to sixty-two million gallons of ethanol annually until the final Air Quality Permit is issued, which will allow production of the same sixty-two million gallons annually. This is a substantial increase of production over the original air quality permit which allowed Lincolnway Energy to produce up to fifty-five million gallons of ethanol annually.

Another project that is benefitting Lincolnway Energy is the addition of the EPCO carbon dioxide plant to the Nevada plant site. The EPCO plant began production on August 3, 2010 and shipped the first load of carbon dioxide on August 5, 2010. The plant is currently producing three hundred tons of carbon dioxide per day, which is shipped to customers in the Midwest. The EPCO plant produces beverage grade carbon dioxide, which allows for using EPCO carbon dioxide in almost any application, but is most commonly used in food and beverage applications.

While the addition of the EPCO plant has added twelve trucks per day to Lincolnway Energy roads, the added trucks are not even noticeable and truck traffic continues

(Continued on page 2)


EPCO

The EPCO Plant

to flow very smoothly at the plant. Operationally the flow of carbon dioxide from Lincolnway to EPCO has gone very smoothly and the equipment installed has required little or no maintenance. We look forward to the future when maybe Lincolnway can sell even more carbon dioxide to EPCO.

The rail spur expansion project at Lincolnway Energy is progressing and we look forward to starting to move dirt in the near future. This project has moved at a pace that has largely been controlled by the Union Pacific Railroad and their approval process. The project will begin this fall and should be completed by late spring of 2011. When completed the expanded rail spur will help Lincolnway avoid congestion when Key Cooperative is receiving fertilizer or shipping grain. The project will also allow Lincolnway Energy to resume shipments of unit trains of ethanol or distillers dried grains, which were eliminated two years ago when the Union Pacific Railroad changed its requirements for the amount of track needed to be able to ship unit trains. Shipping unit trains is not a regular market for Lincolnway Energy, but when the opportunity presents itself there can be considerable savings over shipping single cars.

Lincolnway Energy has also completed two of the three small internal projects presented at the Lincolnway Energy Annual Meeting. The mole sieves were successfully upgraded and Lincolnway is now very capable of producing the sixty million gallons of ethanol that the Air Quality Permit allows. Prior to upgrading the mole sieves, the Lincolnway Energy plant could produce at the sixty million gallon rate only on ideal production days; now the plant can produce at the sixty million gallon rate easily on any given day. The upgrade will also allow the Lincolnway plant to produce slightly drier ethanol should Lincolnway choose to do so.

The second internal project completed was the addition of the Near Infrared Analyzer. This piece of testing equipment has been installed and is currently being calibrated for use with distillers dried grains. When fully operational we anticipate the near infrared analyzer will reduce testing times to allow us to more accurately track distillers dried grains moisture and quality. Initial usage shows that this unit will help Lincolnway avoid over drying distillers dried grains, which can be costly and can create quality issues. The last project to be completed is the installation of corn silo sweep conveyors, which is scheduled to take place later this fall, after corn harvest is complete.

Each of these projects has or will help Lincolnway Energy become a more efficient and cost effective producer of ethanol. The projects are a sign that both Lincolnway Energy and the ethanol industry are progressing and it is progress that allows companies to succeed and endure.

NET EARNINGS $3.7 MILLION FOR THE SIX MONTHS ENDED JUNE 30, 2010

by Kim Supercynski, CFO

Lincolnway Energy, LLC is pleased to report net earnings of $3.7 million for the nine months ending June 30, 2010. This amounts to $88.53 of net income per member's unit. Earnings were lowered in the third quarter ending June 30, 2010 by $1.3 million due to a lower price received for ethanol during that time period, which was a result of an oversupply of ethanol.

Revenues increased by $4.9 million, or 6.1%, to $85.7 million for the nine months ended June 30, 2010 from $80.8 million for the nine months ended June 30, 2009. The increase in revenue was the result of an increase in ethanol sold and an increase in ethanol selling price for the nine months ended June 30, 2010, compared to the nine months ended June 30, 2009.

Sales from ethanol increased $5.1 million, or 7.9%, to $69.3 million for the nine months ended June 30, 2010 from $64.2 million for the nine months ended June 30, 2009. The average price of ethanol sold was $1.71 per gallon for the nine months ended June 30, 2010 compared to $1.67 per gallon for the nine months ended June 30, 2009. There was a 5% increase in ethanol sales volume for the nine months ended June 30, 2010 when compared to the nine months ended June 30, 2009. The increase in ethanol sales volume for the period over the prior year is due to an extended shutdown that took place in May 2009.

Sales from co-products decreased by $.9 million, or 5.4%, to $15.7 million for the nine months ended June 30, 2010 from $16.6 million for the nine months ended June 30, 2009. The average price of dried distillers grain sold was $150.56 per ton for the nine months ended June 30, 2010, compared to $159.91 for the 2009 comparable period. For the nine months ended June 30, 2010 there were reported sales for excess syrup and corn oil of $1.1 million, compared to $.9 million for the nine months ended June 30, 2009.

(Net Earnings - continued from page 2)

Revenues included a combined unrealized and realized gain of $593,673, related to ethanol derivative instruments for the nine months ended June 30, 2010, compared to a combined unrealized and realized gain of $10,440 for the nine months ended June 30, 2009.

Cost of goods sold decreased by $6.6 million, or 7.7%, to $79.5 million for the nine months ended June 30, 2010 from $86.1 million for the nine months ended June 30, 2009. The decrease was primarily due to lower corn cost and ethanol freight cost in the 2010 period compared to the 2009 period.

Corn costs decreased by $5.0 million, or 8.8% to $51.6 million for the nine months ended June 30, 2010 from $56.6 million for the nine months ended June 30, 2009. Corn costs represented 65% and 66% of Lincolnway Energy's cost of goods sold for the nine months ended June 30, 2010 and 2009, respectively.The decrease in corn costs is driven by a decrease in cash corn prices compared to the prior period and also a change in the derivative market for the comparable periods. The corn costs for the nine months ended June 30, 2010 included a market to market loss of $22,750 for derivatives relating to future deliveries of corn, compared to a $3.6 million marked to market loss in the same period in 2009.

Ethanol freight costs decreased $3.7 million, to $1.9 million for the nine months ended June 30, 2010 from $5.6 million for the nine months ended June 30, 2009. The decrease is a result of switching to a new ethanol marketer. The current ethanol marketer prices a majority of the ethanol contracts at a FOB price to Nevada. The freight is built into the price of ethanol, rather than broken out as a separate cost. The prior ethanol marketer sold a larger percentage of ethanol on a delivered basis and the freight cost was separate. Denaturant costs (natural gasoline) increased $.3 million to 1.3 million for the nine months ended June 30, 2010 from $1.0 million for the nine months ended June 30, 2009. Denaturant costs have increased significantly from an average cost per gallon of $1.28 for the 2009 period, compared to $1.91 for the 2010 period.

	Nine Months Ended June 30, (Unaudited)					
Income Statement Data	2010			2009		
Revenue	$	85,667	100.0%	$	80,820	100.0%
Cost of goods sold		79,537	92.8%		86,112	106.5%
Gross profit (loss)		6,130	7.2%		(5,292)	-6.5%
General and administrative expenses		1,908	2.2%		1,777	2.2%
Operating income (loss)		4,222	4.9%		(7,069)	-8.7%
Other (expense)		(499)	-0.6%		(467)	-0.6%
Net income (loss)	$	3,723	4.3%	$	(7,536)	-9.3%

	Nine Months Ended June 30, (Unaudited)			
Operating Data:	2010		2009	
Ethanol sold (gallons in thousands)		40,508		38,531
Average gross price of ethanol sold (dollars per gallon)	$	1.71	$	1.67
Dry distillers grain sold (tons)		93,299		94,177
Average dry distillers grain sales price per ton	$	150.56	$	159.77
Average corn cost per bushel	$	3.55	$	3.85

The complete SEC 10Q report for the period ended June 30, 2010 can be found on a link on Lincolnway Energy's website under the heading **Investors and SEC Financial Report**.

CORN MARKET RALLY

By David Zimmerman, Commodity Risk Manager

As is often the case in the commodities world, we've seen a dramatic and somewhat sudden shift in the corn market. A predominantly bearish tone and large supply expectation have been supplanted by changes in the domestic and international landscape that have sent the price of new crop corn on a sizeable rally since the late June 2010 low. On June 29 of this year, December corn futures traded to a low of \$3.44/bushel. As of this writing, December corn had traded to new calendar year highs of \$4.95/bushel, over \$1.50/bushel increase in price. What I'd like to look at briefly today is, "What caused this change in sentiment?" and "How does it affect Lincolnway Energy?" shock to price was nonetheless quickly expressed. The upshot at the time was confidence in high new crop corn yields, which were at the time expected to be 165 bushels/acre or better. However, that would also soon change.

Ancillary to the developing corn story was a small concern over dryness in the growing Russian wheat crop. The market had some spotty concerns over a shortage there, but it didn't come to the forefront until just after the market had "re-valued" the corn market relative to the USDA's new outlook and was beginning to settle back down. In early August, the Russian government announced a ban on


December 2010 Corn Futures, Jan 2010-Current
$4.95
$3.44
Negative Sentiment
Adequate Supply
USDA lowers US
yield by 2.5 bpa
early yield indications
suggest that USDA
estimate is too high
news of pending Russian
ban on grain exports
USDA "loses" 300 mb more
corn than expected, market
begins sustained uptrend
the same day
5000
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Jan 10
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December 2010 Corn Futures, Jan 2010 - Current

In answering the causation question with regard to the corn market, the first domino to fall came this summer with the June 30 USDA Stocks report. Every quarter the USDA tracks the remaining stocks of corn in the U.S. Much to the amazement of nearly all followers of the corn supply and demand situation, the USDA lowered its available supply of corn by approximately 300 million bushels more than the market was anticipating. The change came in the feed and residual portion of the demand table and implied an all-time record quarterly feed usage at a time when overall numbers of animals on feed was drastically reduced from the prior year. The change has since been chalked up to statistical rebalancing internally at the USDA, but the additional grain exports through the balance of the calendar year. With the 2007-2008 Australian lead world wheat shortage still in mind, traders resumed buying corn, pushing the December contract to new highs.

Next to stumble was the US corn yield. The growing season to date had been deemed wet but largely beneficial to crop growth.

Early yield indications out of Illinois indicated that the USDA's 165 bushel/acre estimate may have been too large. In the September 10 Crop Production report, the USDA confirmed the private analysts'

(Corn Market Rally - continued from page 4)

expectations by dropping their US yield to 162.5 bushels/acre. Traders resumed buying, pushing December futures to new highs again.

With a large amount of negative news factored in to the current price, and the futures approaching a large psychological resistance point of $5.00/bushel, it may be tempting to say that the market rally is at a completion point. However, final yields remain unknown.

With corn at $5, ethanol plants should be mothballed en masse right? Our primary feedstock has just increased in price by nearly 45% or $1.50/bushell. Not necessarily.

How has the corn rally affected Lincolnway Energy? It has had little effect as of yet. Below is the chart of nearby ethanol prices. We can see that nearby ethanol has sustained a significant rally of its own. In the same time frame as the corn market, ethanol values increased $0.59/gallon, or about 41%. Due to some extended shutdowns and a period of negative margins slowing production, the short-term pipeline of ethanol supplies has been temporarily pulled down. This has allowed the immediate delivery ethanol values to keep pace with corn.

However, in the macro sense or longer-term time horizon, the corn-based ethanol production capacity is at nearly 14.0 billion gallons. The RFS mandate for 2011 starch based ethanol is 12.6 billion gallons. A look at future delivery ethanol (chart below is March shipment) shows the March contract increasing in value by $0.39/gallon or 25%.

This is a much smaller increase than the immediate ship ethanol and immediate delivery corn due mainly to the capacity number just discussed.

If corn is in short supply and ethanol production capacity is 1.4 billion gallons greater than the RFS mandate, then why did the deferred ethanol values rally at all? The short answer is RINS. RINS are renewable identification numbers that are generated when a gallon of ethanol is produced. Large blenders, producers and retailers of gasoline must obtain RINS to meet their RFS commitments to the EPA. They can obtain them in three ways: 1) buy ethanol that has a RIN attached, 2) buy a RIN credit on the open market, or 3) produce the ethanol themselves and generate the RIN. As an aside, we're seeing more and more oil and gas companies choosing option number three as their preferred method of RIN generation…Valero, Koch, Murphy, Sunoco, etc. Knowing all of this, what happens if ethanol production is shut down in large volumes? Well first off, a shortage of RINS would occur, driving the open market price of RINS up from the current $.03/gallon to whatever level makes it more profitable to buy the actual ethanol with the RIN attached. At current penetration levels (8.9% of total motor vehicle fuel usage), the EIA forecast for US gasoline


Ethanol Futures, Jan 2010-current
$2.055
$1.465
2055
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Ethanol Futures, Jan 2010 - Current

(Corn Market Rally - continued from page 5)

consumption suggests only 12.4 billion RINS produced. Blenders will need 12.6 billion at a minimum to meet the RFS mandate. The second thing to occur would be a dramatic oversupply of corn. Nearly 35% or 4.5 billion bushels of the corn in the US is now used for ethanol production. If even half of this corn were put back onto the open market, we'd be faced with an oversupply or carryout of corn equaling approximately 3.3 billion bushels. For reference, in 1998-2005 when corn futures routinely traded below $1.90/bushel and cash corn below $1.75/bushel, we saw excess supplies at 1.9 billion bushels. The ramifications of an occurrence such as this would have much deeper implications, affecting land values and ultimately the entire economy.

In summary, yes corn has sustained a sizable rally but this is simply one piece of a large renewable energy puzzle. The ethanol industry was already over capacity and at the "blend wall." Whether at $3.50 corn or $5.00 corn, this industry has been preparing for lean profitability over the next 12-18 months. The industry has been preparing to temporarily utilize the RINS system and the RFS mandate as it was originally intended… as a safety net to ensure that we continue to strive for energy independence, reduced greenhouse gas emissions, and renewable sustainability.

I say temporarily when I describe the need for the ethanol industry to rely on the RFS safety net. Lifting of the infrastructure barriers to ethanol will occur eventually. The Brazilian model has proven that energy independence can be achieved. Increased flex-fuel vehicles, more E-85 pumps and blender pumps, and transportation/pipeline advancements all serve as key barriers that have been dealt with in Brazil to an end.

If you believe that crude oil shortages, natural resource shortages and terrorism induced energy price shocks are a thing of the past, then maybe you could make a case for the ethanol industry's reliance on the RFS mandate as being longer than temporary. I'm not ready to try and make that case.


Ethanol Futures March 2011, Jan 2010-current
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$1.54
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Ethanol Futures March 2011, Jan 2010 - Current

INVESTOR TOURS

Lincolnway Energy Tours will be held at 1:00 p.m. on:

· October 20

· November 17

· December 15

· January 19

Please call our office at 515-817-0150 to sign up.

Please review all safety guidelines listed below:

- All visitors must wear hardhats and safety glasses.
- All visitors must sign in at the front desk.
- All visitors must wear long pants and comfortable closed-toe shoes.
- No one under the age of twelve is allowed on the tour.
- All cell phones and other electrical devices must be turned off.
- No pictures allowed in the plant.

Lincolnway Energy is a Smoke and Tobacco FREE Environment.

UNIT TRADING

June 2010: No Sales

July 2010: 10 units @ $800/unit

August 2010: No Sales

FORWARD LOOKING STATEMENTS

Some of the information in this newsletter may contain forward looking statements that express Lincolnway Energy's current beliefs, projections and predictions about future results or events, such as statements with respect to financial results and condition; future trends in the industry or in business, revenues or income; litigation or regulatory matters; business and operating plans and strategies; competitive position; and opportunities that may be available to Lincolnway Energy. Forward looking statements are necessarily subjective in nature and are made based on numerous and varied estimates, projections, beliefs, strategies and assumptions, and are subject to numerous risks and uncertainties. Forward looking statements are not guarantees of future results, performance or business or operating conditions, and no one should place undue reliance on any forward looking statements because actual results, performance or conditions could be materially different.

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Lincolnway Energy LLC
59511 W. Lincoln Highway
Nevada Iowa 50201-7992